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                                  EXHIBIT 4.1

               SUBORDINATED PROMISSORY NOTE DATED JUNE 12, 1996
          FROM RHODES, INC. PAYABLE TO GREEN CAPITAL INVESTORS, L.P.



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NATIONSBANK, N.A.                               PROMISSORY NOTE
Private Client Group                             ESTOPPEL CERTIFICATE
600 Peachtree St., Suite 1100                    GREEN CAPITAL INVESTORS, L.P.
Atlanta, Georgia 30308


        WHEREAS, on this 14th of June, 1996, GREEN CAPITAL INVESTORS, L.P. the "Assignor" has assigned to NationsBank, N.A. (the "Bank") a promissory note in the original principal amount of $3,000,000.00 dated June 14, 1996 (the "Collateral Note") from Rhodes, Inc. (the "Maker") to the Assignor and various other documents executed in connection with the Collateral Note (collectively the "Loan Documents"), and, in connection therewith, the Bank has requested the Maker to certify to the Bank the following facts which may be relied upon by the Bank in accepting the assignment of the Collateral Note and the Loan Documents.

        1. The principal amount of $3,000,000.00 evidenced by the Collateral Note has been duly and fully disbursed to and received by the Maker, and there have been no modifications, amendments or extensions of the Collateral Note or the other Loan Documents.

        2.      The current outstanding principal balance under the Collateral
Note is $3,000,000.00 as of the date hereof. Interest accrues on the outstanding principal balance of the Collateral Note at the rate specified therein.

        3. There exists no default under the Collateral Note or the other Loan Documents, and no event has occurred and no condition exists which, with the giving of notice or passage of time, or both, would constitute a default under the Collateral Note or the other Loan Documents.

        4. No event has occurred and no condition exists which could give rise to a right of set-off or a defense of any kind or description, and the Maker hereby waives against the Bank any future right of set-off or defense of any kind to an action for repayment of the Collateral Note against the Assignor under the Collateral Note or the other Loan Documents.

        5. The maker hereby consents to the endorsement and transfer of the Collateral Note by the Assignor to the Bank as collateral and security for the aforementioned financial accommodations provided by the Bank, and agrees with respect thereto:

                (i) to make all payments of principal and/or interest as and when due directly to the Bank at the above address upon demand by Bank;

                (ii) to make no prepayments of principal to the Assignor; and

                (iii) to make no modification, amendment or extension of the Collateral Note or the other Loan
                        Documents without the prior written consent of the Bank.

        IN WITNESS WHEREOF, and intending to create an instrument executed under seal, the Maker has executed this instrument under seal as of the day and year first above written.

                                        Maker: RHODES, INC.

                                         /s/ JOEL DUGAN
                                        ------------------------------
                                          By:  Joel Dugan
                                               Sr. V.P. of Finance &
                                               Administration